Exhibit 10.38

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) dated as of November 2, 2012, is between UTi, Services, Inc. (“Company”) and Lawrence R. Samuels (“Employee”). This Agreement shall be effective on the date that the Employee signs this Agreement (the “Agreement Date”). However, Employee shall not be entitled to any of the consideration described in Section 3 below unless Employee re-executes this Agreement within 5 days after his separation from employment (the “Re-Execution Date”) and does not revoke the releases provided for in Sections 5 and 6 of this Agreement in accordance with Section 10 below either in connection with originally signing this Agreement or in connection with re-executing this Agreement.

WHEREAS, Company and Employee are parties to an Amended and Restated Employment Agreement dated as of March 25, 2010 (the “Employment Agreement”); and

WHEREAS, in consideration of the promises made in this Agreement, Company and Employee wish to terminate the Employment Agreement effective as of the date hereof, except for any provisions therein which expressly survive the termination thereof or are expressly incorporated by reference herein. Notwithstanding the foregoing sentence, unless the arbitration provision in this Agreement is unenforceable, it shall apply rather than the arbitration provision set forth in Section 11 of the Employment Agreement.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employee hereby submits his voluntary resignation from his position with UTi Worldwide Inc. and all other positions, titles, authorities and directorships with the Company and its affiliates, effective as of the close of business on the date hereof. Additionally, Employee hereby further resigns as an employee of the Company and its affiliates effective as of May 2, 2013 (such date referred to as the Termination Date); provided, however, that Employee’s voluntary resignation as an employee of the Company and its affiliates shall become effective as of the date that Employee commences full-time employment with another employer prior to May 2, 2013 (although the term “Termination Date” shall continue to refer to May 2, 2013). Employee represents that he is resigning voluntarily and is signing this Agreement voluntarily and with a full understanding of and agreement with its terms. This Agreement does not constitute an admission by either party of any wrongful action, liability or violation of any local, state or federal law, in connection with Employee’s employment or otherwise. Employee agrees, represents and warrants that (a) from the close of business on the date hereof, Employee has no power to bind or obligate the Company and Employee will not sign any contracts, agreements, or other documents or make any other commitments on behalf of the Company and/or its affiliates, (b) Employee has returned to the Company, or will return to the Company within 3 business days of the date hereof, all files, records, credit cards, keys, equipment, laptops and any other property or documents of the Company and/or its affiliates and that Employee has not retained, and will not retain, any copies thereof, including, but not limited to, any copies of “Proprietary Information” as defined in the Employment Agreement, provided that Employee shall be entitled to retain his laptop computer for the duration of the Assistance Period (as defined below) and (c) Employee shall cause his attorneys and agents to return to the Company within 3 business days of the date hereof all files, records and any other property or documents of the Company and/or its affiliates in the possession or control of such attorneys or agents without such attorneys or agents retaining any copies thereof.

2. Employee acknowledges and agrees that UTi Worldwide Inc. may be required to file a copy of this Agreement with the Securities and Exchange Commission.

3. In reliance on such voluntary resignation and the promises, representations and releases in this Agreement, the Company will provide Employee with the following consideration unless the releases provided for in Sections 5 and 6 of this Agreement are revoked in accordance with Section 10 of this Agreement:

a.	Employee shall remain a Company employee at his current level of compensation but shall be relieved of his current positions, titles, authorities and duties effective as of the close of business on the date hereof. From the date hereof through the effective date of Employee’s voluntary resignation as an employee of the Company and its affiliates, Employee shall provide such advisory services as may be reasonably requested from time to time by the Chief Executive Officer of the Company or his designee. During this final period of employment, Employee shall be entitled to all medical insurance and other benefits as noted in Section 5(e) of the Employment Agreement, except for vacation, which section is hereby incorporated by reference. Employee acknowledges and agrees that as of the date hereof Employer has paid employee for 179.6816 hours of accrued vacation (representing a cash amount equal to $35,850.08), which represents all of Employee’s accrued, but unused vacation time. Employee acknowledges and agrees that from and after the close of business on the date hereof, Employee shall no longer accrue or be entitled to vacation time under the Company’s policies or otherwise.

b.	From the date hereof through the Termination Date, all Restricted Share Units and Stock Options held by Employee shall continue to vest according to their terms. As of the Termination Date, Employee’s outstanding Restricted Share Unit Awards shall vest with respect to an additional number of shares as set forth on Exhibit A hereto. No Stock Options shall vest as of or following the Termination Date. Employee acknowledges and agrees that all unexercised Stock Options will automatically expire if not exercised on the earlier of (1) the 10 year anniversary of the grant date of such Stock Option and (2) 90 days following the termination of the Assistance Period (as defined below). Employee also acknowledges and agrees that he is not entitled to any further awards of Restricted Share Units, Stock Options or any other form of stock-based compensation in respect of calendar 2012 or any subsequent year.

c.	Following the Termination Date, the Company shall pay to Employee six months of salary continuation payments at an annual pay rate of $390,000, which represents a bi-weekly payment of $15,000, less legally required deductions. Such payments shall be made on the same schedule as the Company’s current payroll cycle.

d.	The Company will provide mutually agreed upon outplacement services to Employee for a period beginning as promptly as practicable after the date hereof and ending on the earlier of (1) twelve months following the first date of such outplacement services and (2) the date Employee shall commence full-time employment with another employer, provided that Company’s costs shall not exceed $15,000 in connection with the provision of such services.

e.	The Company will not contest Employee’s unemployment claim after the Termination Date.

Employee acknowledges and agrees that he is receiving additional consideration from the Company beyond that provided by normal Company policy or required by the Employment Agreement, and that he is not entitled to receive, and will not claim, any right, benefit, or compensation other than what is expressly set forth in this Agreement, and hereby expressly waives any claim to any compensation, benefit or payment which is not expressly referenced in this Agreement.

4. In exchange for the additional consideration provided in this Agreement, Employee promises:

a.	not to disparage the Company, its affiliates or its or their respective products, services, or management or any of the other Released Parties (as defined below).

b.	to abide by and uphold continuously the terms of Section 8 (Proprietary Information) of the Employment Agreement and Section 9 (Protection of Property) of the Employment Agreement, which sections are incorporated by reference herein.

c.	not to apply for re-employment with the Company or its affiliates without the Company’s prior written consent.

If Employee materially breaches any of the promises in this Agreement or Sections 8 or 9 of the Employment Agreement, the Company will give notice to the Employee and, if such breach is curable, provide him with 15 days to cure the material breach; provided, however, if such breach is curable but will take longer than 15 days to cure, Employee shall be given a reasonable amount of additional time to cure such breach if Employee has commenced such cure within the initial 15 day period and diligently pursues such cure. If the material breach is not curable or, if curable, not cured within such 15 day period or additional period of time as set forth above, the Company may stop any payments or benefits otherwise owing under this Agreement and may seek additional relief or remedy under Section 11 hereof or, to the extent applicable, Section 11 of the Employment Agreement.

5. In consideration for the foregoing and pursuant to Section 6(d)(iii) of the Employment Agreement, Employee does hereby, for himself and his heirs, successors and assigns, release, acquit and forever discharge the Company, UTi Worldwide Inc., all of their current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (collectively, the “Released Parties”), of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, which he or his heirs may have against such persons or entities including, but not limited to those related to, or arising from, Employee’s employment with the Company or the termination thereof (collectively, the “Claims”) based on any actions or events which occurred prior to the Agreement Date (re-executing this Agreement on the Re-Execution Date will update this Agreement to release, acquit and forever discharge the Released Parties from any Claims that might have accrued between the date Employee first executed this Agreement and the Re-Execution Date). Notwithstanding the foregoing, Employee does not release any Released Parties from: (i) the Released Parties performance under this Agreement or (ii) the Released Parties future performance under all other agreements, contracts, instruments and other documents remaining in effect to which both Employee and one or more of the Released Parties remain parties, including those specifically modified by this Agreement.

In exchange for material portions of the additional consideration provided in this Agreement and in accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which he might otherwise have had against the Released Parties regarding any act or omission which occurred on or before the Agreement Date (re-executing this Agreement on the Re-Execution Date will update this Agreement to release, acquit and forever discharge the Released Parties from any claims under the ADEA that might have accrued between the date Employee first executed this Agreement and the Re-Execution Date), including but not limited to those related to, or arising from, Employee’s employment with the Company or the termination thereof.

6. It is further understood and agreed that all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee. Such Section reads as follows:

A General Release does not extend to claims which a creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his or her settlement with the debtor.

7. Nothing in this Agreement shall prohibit or otherwise limit Employee’s ability to accept employment with another employer after the Agreement Date and prior to the Termination Date. Employee agrees to promptly notify the Company in writing if, prior to the Termination Date, Employee shall commence full-time employment with another employer. In such event, (i) all medical insurance and other benefits as noted in Section 5(e)

of the Employment Agreement shall immediately cease (excluding Employee’s rights to purchase COBRA continuation coverage under the Company’s group health plan) and (ii) subject to the immediately following sentence of this Section 7 and to compliance with all other provisions of this Agreement, the payments contemplated herein from the Agreement Date through the Termination Date shall continue in the form of severance payments at the same times and in the same amounts as if Employee had not commenced full-time employment with another employer. Notwithstanding the foregoing, the payments contemplated herein from the Agreement Date through the Termination Date shall not be payable following the date Employee shall commence full-time employment with another employer if such employer Competes with the Company. For purposes of this Section 7, a company that “Competes” with the Company is any company whose primary business is the provision of supply chain services and solutions, including but not limited to freight forwarding, contract logistics and distribution services and solutions.

8. The Company and its officers, directors, partners and principals hereby agree not to disparage Employee or any work performed by Employee.

9. This Agreement contains all of the terms, promises, representations, and understandings made between the parties and supersede any previous representations, understandings, or agreements, except for any agreement by Employee regarding confidentiality and/or protection of Company information, property, or trade secrets, which agreement(s) shall continue in full force and effect. For purposes of clarity, as of the date hereof, the Employment Agreement is terminated in all respects, except for any provisions therein which expressly survive the termination thereof or are expressly incorporated by reference herein, including but not limited to, those sections of the Employment Agreement set forth in Section 21 of the Employment Agreement.

10. Employee understands that he is waiving important legal rights by signing this Agreement, and has consulted with an attorney and/or other persons to the full extent Employee wanted to do so before signing this Agreement.

Employee is hereby advised (a) to consult with an attorney prior to signing this Agreement and (b) that he has 21 days in which to consider and accept this Agreement by signing this Agreement, which should then be promptly returned to the Company’s Global General Counsel. In addition, Employee may revoke the releases provided for in Sections 5 and 6 of this Agreement within 7 days following the Agreement Date by notifying the Company’s Global General Counsel in writing within 7 days after the Agreement Date. Additionally, Employee may revoke the releases provided for in Sections 5 and 6 of this Agreement with respect to his re-execution of this Agreement (but not those released that are in connection with Employee’s original execution of this Agreement) within 7 days after the Re-Execution Date. If Employee revokes the releases provided for in Sections 5 and 6 above, Employee will not be entitled to any of the consideration provided for under this Agreement and the Agreement will remain in full force and effect except with respect to the releases that have been revoked. Notwithstanding the foregoing, if Employee revokes the re-execution of the releases provided for in Sections 5 and 6 of this Agreement with respect to his re-execution of this Agreement, he will be entitled to payment of $100 as consideration for his original execution of this Agreement and the releases provided for in Sections 5 and 6 of this Agreement in connection with his original execution of this Agreement.

11. The parties hereto acknowledge that it is in their best interests to facilitate the informal resolution of any disputes arising out of this Agreement or otherwise by mutual cooperation and without resorting to litigation. As a result, if either party has a legally recognized claim or dispute arising hereunder or otherwise, including but not limited to any claim for breach of any contract or covenant (express or implied), any dispute regarding Employee’s termination of employment, tort claims, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, handicap or disability), claims for compensation or benefits (except where a benefit plan or pension plan or insurance policy specifies a different claims procedure) and claims for violation of public policy or, any federal, state or other governmental law, statute, regulation or ordinance (except for claims involving workers’ compensation benefits), and the parties are unable to reach agreement among themselves within thirty (30) days, then the parties agree to submit the dispute to JAMS for binding arbitration in accordance with its then-current employment arbitration rules and procedures and applicable law. A copy of the JAMS rules in effect on September 15, 2012 is available at http://www.jamsadr.com/rules-employment-arbitration/.

If the parties are unable to agree to an arbitrator, JAMS will provide the names of seven potential arbitrators, giving each party the opportunity to strike three names. The remaining arbitrator will serve as the arbitration panel. The parties agree that the arbitration must be initiated within the time period of the statute of limitations applicable to the claim(s) if the claim(s) had been filed in court. Arbitration may be initiated by the aggrieved party by sending written notice of an intent to arbitrate by registered certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedies sought. All fees and expenses of the arbitrator will be borne by the Company. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs, unless the party prevails on a claim for which attorneys’ fees are recoverable by statute, in which case the arbitrator may award attorneys’ fees and costs to the prevailing party.

12. The Company may withhold from any amounts payable under this Agreement all such taxes, and may file with appropriate governmental authorities for the periods covered herein all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.

13. Employee hereby certifies that (i) Employee has reported on Form 4 all reportable transactions that occurred during the fiscal year ended January 31, 2012 through the Agreement Date, and (ii) Employee is not required to file a Form 5 for the fiscal year ending January 31, 2013. Employee also acknowledges that he will not receive any newly issued stock-based compensation from the Company after the Agreement Date.

14. For a period from the date of this Agreement to the 18 month anniversary hereof, and for any longer period to which the parties may agree by any separate, additional contract (the “Assistance Period”), Employee agrees to make himself available at no charge at reasonable times to the current Chief Financial Officer of UTi Worldwide Inc. (or any successor) for the purpose of answering questions and providing other reasonable requests for assistance. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred by Employee in connection with such assistance. In addition, during the Assistance Period, Employee agrees to reasonably cooperate, at no charge, with the

Company’s and its affiliates’ and its or their counsel’s reasonable requests for information or assistance related to the Company’s and its affiliates’ defense of, or other participation in, any investigation or inquiry or any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Employee was engaged in employment with the Company and its affiliates; provided, that the Company shall accommodate Employee’s reasonable requests for information and documents required in order to enable or facilitate such cooperation for the benefit of the Company and to facilitate the Employee’s individual representation in any such investigation or proceeding.

To the maximum extent permitted by applicable law, Employee agrees that, unless required by law or authorized in advance by the Board of Directors of UTi Worldwide Inc., Employee will not knowingly communicate, directly or indirectly, with any third party, including but not limited to, any person or representative of any group of people or entity who is suing or has stated that a legal action against the Company and its affiliates or any of their directors or officers is being contemplated, concerning the operations of the Company and its affiliates, the actions or inactions of any of its or their employees or representatives or the legal positions taken by the Company and its affiliates.

Employee further acknowledges and agrees that any and all information learned by Employee from the Company or any of its affiliates, or their respective employees and legal representatives in connection with or pursuant to any investigation, lawsuit or potential lawsuit against the Employee or the Company (hereafter “Privileged Information”) is privileged information and shall be considered Proprietary Information for all purposes of the Employment Agreement and may not be disclosed to any third party, except for Employee’s legal counsel, accountant, or other representatives on a need to know basis, unless required to do so by law. If asked about matters constituting Privileged Information, Employee shall state that the information is privileged and shall direct the inquirer to the Company. Employee acknowledges and agrees that any violation of this Section 14 will result in irreparable harm to the Company and its affiliates and will, in addition to other available remedies, give rise to an immediate action by the Company and its affiliates for injunctive relief.

Nothing in this Agreement shall limit any right or obligation of Employee or the Company under applicable indemnification agreements and policies.

15. The validity of this Agreement and any of the terms or provisions as well as the rights and duties of the parties hereunder shall be governed by the laws of the State of California, without reference to any conflict of law or choice of law principles in the State of California that might apply the law of another jurisdiction.

16. Employee agrees that, at the request of either the Company or UTi Worldwide Inc., Employee shall promptly sign such further resignations, documents and instruments and take all such other actions as may be reasonably necessary to carry out the resignations provided for in Section 1 above and Employee hereby grants the corporate secretary of UTi Worldwide Inc. an irrevocable power of attorney to execute on behalf of Employee all such resignations and documents and instruments and to take all such other actions as may be reasonably necessary to carry out the intention of this Section 15; provided the corporate secretary promptly notifies Employee in writing of each such action.

UTi, Services, Inc.

By:	/s/ Lance D’Amico	/s/ Lawrence R. Samuels
	Lance E. D’Amico	Lawrence R. Samuels
Authorized Signatory
Date Signed: November 2, 2012

This Separation Agreement and General Release is re-executed and re-affirmed by the Employee on May 2, 2013.

Lawrence R. Samuels

EXHIBIT A

Restricted Share Unit Awards

Grant Date	Total Shares Originally Granted	Standard Vesting Schedule	Accelerated Vesting Provisions	Shares Vesting April 14, 2013 As Part of Continuous Service	Shares Vesting on May 2, 2013 due to Accelerated Vesting	Shares Vesting on May 2, 2014 due to Accelerated Vesting	Total Shares Vesting After November 2, 2012
4/14/08	11,421	20% per year	20% of total	2,284	—	—	2,284
4/14/09	33,308	20% per year	20% of total	6,661	6,661	—	13,322
4/14/10	26,254	20% per year	20% of total	5,250	5,250	5,250	15,750
4/14/11	17,489	20% per year	20% of total	3,498	3,498	3,498	10,494
4/14/12	20,880	20% per year	None	4,176	4,176	4,176	12,528

All RSUs that do not vest as set forth above shall be automatically cancelled.